                                                                      EXHIBIT 11



                            REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                        ------------------------
                                                           1997          1996
                                                        ---------     ----------

Income (loss) from continuing operations                  $  295         $ (420)
Income (loss) from discontinued operations                   ---           (122)
                                                          ------         ------

Net Income (loss)                                         $  295         $ (542)
                                                          ======         ======

Weighted average common shares outstanding                3,855           3,855

Net additional shares outstanding assuming all
stock options exercised using the Treasury
Stock Method (a)                                              94            ---
                                                          ------         ------

Average common shares and common share
equivalents outstanding                                    3,949          3,855
                                                          ======         ======

Net income (loss) per common share and
common share equivalent--Primary and fully diluted

  Income (loss) from continuing operations                $(.07)         $ (.11)
  Income (loss) from discontinued operations                 --            (.03)
                                                          ------         ------
  Net income (loss)                                       $(.07)         $ (.14)
                                                          ======         ======

Notes:

(a) The 1996 computation of common share equivalents excldues anti-dilutive shares.